Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	David T. Parker
	Investor Relations	Media Relations
	kbedard@micron.com	dtparker@micron.com
	(208) 368-4400	(208) 368-4400

Web Site URL http://www.micron.com

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
THIRD QUARTER OF FISCAL YEAR 2004 AND APPOINTMENT OF NEW DIRECTOR

                Boise, Idaho, June 23, 2004 – Micron Technology, Inc., (NYSE: MU) today announced results of operations for its third quarter of fiscal 2004, which ended June 3, 2004.  For the quarter, the Company earned operating income of $110 million and net income of $91 million, or $0.13 per diluted share, on sales of $1,117 million.  These results compare to a $0.04 per diluted share loss in the immediately preceding quarter and a $0.36 per diluted share loss in the third quarter of fiscal 2003.  The Company reported net sales of $991 million in the second quarter of 2004.

                The Company’s 13% increase in sales for the third quarter compared to the immediately preceding quarter resulted primarily from improved selling prices for the Company’s semiconductor memory products.  Average selling prices for memory products in the third quarter of fiscal 2004 were approximately 15% higher than the immediately preceding quarter and approximately 45% higher than the third quarter a year ago.  In addition to improved market conditions for the Company’s core DRAM products, average selling prices in the third quarter benefited from sales of legacy, low density, DRAM devices which continue to be well received in the marketplace.

                Allocations of wafer starts to CMOS image sensors contributed to lower levels of core DRAM megabit production in the third quarter as compared to the immediately preceding quarter.  Additionally, the recent diversification of product mix and prioritization of specialty DRAM products, including PSRAM (pseudo-static RAM) devices, necessitated production changes to optimize long-term wafer processing efficiency, temporarily resulting in a lower level of wafer output experienced in the third quarter.

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE

THIRD QUARTER OF FISCAL YEAR 2004 AND APPOINTMENT OF NEW DIRECTOR

                Steve Appleton, Chairman, CEO and President, commented, “We are extremely pleased to have achieved significant profitability in a quarter that was challenged with balancing strategic changes in our business.  We dedicated a higher level of wafer production to CMOS image sensors in response to enthusiasm in the market for our DigitalClarityTM CMOS Imaging Devices.  Additionally, Micron is noticeably leading the industry with delivery of advanced PSRAM memory devices, used in component form and in multi-chip packages to meet the rapidly growing requirements of the handset market.”

                During the third quarter of fiscal 2004, the Company qualified its first memory product at its 300 mm wafer fabrication plant in Virginia.  The 256 Meg DDR device produced in Virginia on the Company’s 110 nanometer process technology is the industry’s first memory device in production to utilize copper interconnects.

                The Company also announced today that Ron Foster has been appointed to the Micron Technology, Inc., Board of Directors.  Mr. Foster currently serves as Executive Vice President and Chief Financial Officer of JDS Uniphase.  Prior to joining JDS Uniphase, Mr. Foster served as the Chief Financial Officer of Novell Corporation, as Vice President, Operations Controller for Applied Materials, and for over a decade, in various finance management positions with Hewlett-Packard.  Mr. Foster has an MBA degree from the University of Chicago and a BA degree in Economics from Whitman College.  Mr. Appleton commented, "We are pleased to have Ron join Micron's Board of Directors.  With his breadth of experience he will be a valuable contributor to Micron and to the Board of Directors."

                The Company will host a conference call today at 3:30 p.m. MDT to discuss its financial results. The conference call, audio and slides, will be available online at www.micron.com.  A Webcast replay will be available on the Company’s Web site until June 23, 2005. A taped audio replay of the conference call will also be available at (973) 341-3080 (confirmation code: 4844814) beginning at 5:30 p.m. MDT today and continuing until 5:30 p.m. MDT on July 1, 2004.

                Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, Flash memory, CMOS image sensors, other semiconductor components and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron's common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit its Web site at www.micron.com.

###

MICRON TECHNOLOGY, INC.

CONSOLIDATED FINANCIAL SUMMARY

(Amounts in millions except per share data)

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	Jun. 3,	Mar. 4,	May 29,	Jun. 3,	May 29,
	2004	2004	2003	2004	2003

Net sales	$1,116.8	$991.0	$732.7	$3,215.0	$2,202.8
Cost of goods sold (1)	728.9	742.8	661.7	2,292.9	2,393.0
Gross margin	387.9	248.2	71.0	922.1	(190.2)

Selling, general and administrative	94.3	81.8	87.2	257.3	276.0
Research and development	181.4	187.9	161.7	555.7	490.3
Restructure (2)	(0.7)	(0.1)	(5.4)	(21.9)	102.5
Other operating (income) expense (3)	3.2	(14.3)	11.2	6.7	21.9
Operating income (loss)	109.7	(7.1)	(183.7)	124.3	(1,080.9)

Interest expense, net	(5.4)	(4.9)	(8.3)	(15.8)	(9.9)
Other non-operating income	0.6	1.2	1.0	2.2	3.7
Income tax provision (4)	(14.0)	(17.5)	(23.9)	(47.0)	(62.9)
Net income (loss)	$90.9	$(28.3)	$(214.9)	$63.7	$(1,150.0)

Earnings (loss) per share:
Basic	$0.14	$(0.04)	$(0.36)	$0.10	$(1.90)
Diluted	0.13	(0.04)	(0.36)	0.10	(1.90)

Number of shares used in per share calculations: (6)
Basic	644.2	643.2	608.3	640.3	606.9
Diluted	705.4	643.2	608.3	645.1	606.9

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Jun. 3,	Mar. 4,	Aug. 28,
	2004	2004	2003
Cash and short-term investments	$1,131.9	$1,211.7	$921.8
Receivables	769.7	710.7	642.5
Inventories (1)	532.3	445.4	417.4
Total current assets	2,484.9	2,427.8	2,037.0
Property, plant and equipment, net	4,613.0	4,535.9	4,510.5
Restricted cash	127.5	126.2	125.2
Total assets	7,637.7	7,525.9	7,158.2

Accounts payable and accrued expenses	750.5	733.8	714.7
Current portion of long-term debt	71.6	85.3	88.9
Total current liabilities	938.8	930.4	993.0
Long-term debt	1,036.6	1,046.7	997.1
Redeemable common stock (5)	--	--	66.5
Shareholders’ equity (6)	5,509.5	5,405.5	4,971.0

	Nine Months Ended
	Jun. 3,	May 29,
	2004	2003
Net cash provided by operating activities	$743.6	$172.3
Net cash used for investing activities	(1,130.5)	(321.2)
Net cash provided by financing activities	145.7	430.5

Depreciation and amortization	908.2	911.1
Expenditures for property, plant and equipment	(739.7)	(674.0)
Payments on equipment purchase contracts	(268.9)	(123.4)

Noncash equipment acquisitions on contracts
payable and capital leases	211.6	250.4

The Company’s fiscal year is the 52 or 53-week period ending on the Thursday closest to August 31.  The Company’s fiscal 2004 contains 53 weeks and its first quarter of fiscal 2004 contained 14 weeks.

(1)

The Company’s operating results include charges to write down inventories to their estimated market values of $15 million and $303 million for the third quarter and first nine months of fiscal 2003, respectively.  Cost of goods sold in the first nine months of fiscal 2003 also includes a $7 million write-down of raw materials and work in process inventories associated with products discontinued in connection with the Company’s restructure activities.  See Note (2).

(2)

In the second quarter of fiscal 2003, the Company announced a series of cost-reduction initiatives.  In connection with its restructure plan, the Company’s results of operations in the first nine months of fiscal 2003 include a restructure charge of $103 million and other restructure-related charges of $7 million, which are included in cost of goods sold to write down the carrying value of raw materials and work in process inventories associated with discontinued products.  The restructure charge for the first nine months of fiscal 2003 includes equipment write-downs of $45 million, severance and other termination benefits of $26 million, the write-off of certain intangible assets of $19 million, and other costs totaling $13 million.  The credit to restructure in the first nine months of fiscal 2004 primarily reflects sales of equipment associated with the Company’s 200 mm production line in Virginia.

(3)

Other operating (income) expense for the first nine months of fiscal 2004 includes losses of $16 million from changes in currency exchange rates.  Other operating (income) expense for the first nine months of fiscal 2003 includes losses net of gains of $19 million on write-downs and disposals of semiconductor equipment and losses of $12 million from changes in currency exchange rates.

(4)

Income taxes for fiscal 2004 and 2003 primarily reflect taxes on the Company’s non-U.S. operations.  The Company has a valuation allowance for its net deferred tax asset associated with its U.S. operations.  The provision for taxes on U.S. operations in the third quarter of fiscal 2004 was offset by a reduction in the valuation allowance.  Until such time as the Company utilizes its U.S. net operating loss carryforwards and unused tax credits, the provision for taxes on the Company's U.S. operations will be offset by a reduction in the valuation allowance.

(5)

In connection with the Company’s acquisition on April 22, 2002, of substantially all of the assets of Toshiba Corporation’s (“Toshiba”) DRAM business as conducted by Dominion Semiconductor L.L.C., the Company issued to Toshiba 1.5 million shares of the Company’s common stock and granted Toshiba an option to require the Company to repurchase the shares for $67.5 million in cash on October 21, 2003.  During the first quarter of fiscal 2004, Toshiba exercised its option and the Company redeemed the 1.5 million shares.

(6)

On September 24, 2003, the Company received $450 million from Intel Corporation in exchange for the issuance of stock rights exchangeable into 33.9 million shares of the Company’s common stock.  In conjunction with the issuance of the stock rights, the Company agreed to achieve operational objectives through May 2005, including certain levels of DDR2 production and 300 mm wafer processing capacity, and dedication of resources to advanced product development.  In the event the Company fails to achieve certain 2005 milestones and the Company’s common stock price is then below Intel’s purchase price, the Company could be obligated to pay Intel amounts not to exceed $135 million, a substantial portion of which is payable, at the Company’s election, in the Company’s common stock.  The shares issuable pursuant to the stock rights are included in weighted average common shares outstanding in the computation of earnings per share.